Exhibit 99.1

Blood Test Can Predict Progression-Free and Overall Survival of Patients with
                           Metastatic Breast Cancer

   Test Results May Help Doctors Make Critical Treatment Decisions Earlier

    HUNTINGDON VALLEY, Pa., Aug. 18 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC) announced today that the August 19, 2004 issue of The New England Journal of Medicine (351; 781-791, 2004) published the results of a prospective study sponsored by Immunicon showing that the number of circulating tumor cells (CTCs) in 7.5 mL of blood taken from women with metastatic breast cancer can predict progression-free and overall survival. CTCs are cancer cells that detach from solid tumors and enter the blood stream. Knowing the number of CTCs in the blood may pave the way for oncologists to make critical decisions about a patient's treatment earlier than previously possible.
    The multi-institutional, double-blind trial used Immunicon platform and reagent technology to automate the detection and enumeration of CTCs.
Veridex, LLC, a Johnson & Johnson company, has exclusive worldwide rights to commercialize products incorporating Immunicon technology in the cancer field. Veridex will market these products as the CellSearch System(TM).
    The study enrolled 177 metastatic breast cancer patients who were about to start either their initial therapy or change to a new course of therapy. Patients were tested to establish a CTC count before therapy and again at the first follow-up, after approximately three to four weeks. Patients with five or more CTCs per 7.5 mL of blood showed significantly shorter progression-free survival and overall survival than patients with fewer than five CTCs. Further, the number of patients with more than 5 CTCs was reduced from 49% (87 women) before therapy to just 30% (49 women) at first follow up suggesting that a number of patients responded to therapy.
    While the presence of CTCs in the blood of patients diagnosed with cancer has been reported in over 1,500 publications, this is the first time that their clinical significance has been demonstrated in a controlled, multi-center trial. Key to these findings was the availability of an integrated and automated technology to detect CTCs at these extremely low frequencies.
    "The results showed the presence of CTCs to be the strongest independent predictor of progression-free and overall survival," said lead author Massimo Cristofanilli, M.D., Associate Professor in the Department of Breast Medical Oncology at The University of Texas M. D. Anderson Cancer Center in Houston.
    "Currently patients go through several rounds of treatment before it is known whether or not the therapy is working," said senior author Daniel F. Hayes, M. D., Clinical Director of the Breast Oncology Program at the University of Michigan Comprehensive Cancer Center. "One of the most problematic aspects of managing cancer is determining the fine line dividing an effective course of therapy from one that is futile. CTCs may play a role in more accurately defining that line; and the CellSearch(TM) System may significantly advance our ability to manage more effectively cancer therapy."
    "We are proud to have our work recognized in this prestigious journal and look forward to the introduction of this exciting technology to the medical community and its use to improve the management of cancer patients," said Leon Terstappen, M.D., Ph.D., chief scientific officer of Immunicon.

    Immunicon Corporation
    Immunicon Corporation is developing and commercializing proprietary cell-based research and human diagnostic products with an initial focus on cancer disease management. The company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research, and may have application in other fields of medicine, such as cardiovascular and infectious diseases. http://www.immunicon.com

    The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness of the Company's products compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.
    "Immunicon" and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. ALL RIGHTS RESERVED.

     Contact Information:                     Investors/Media:
     James G. Murphy                          The Ruth Group
     SVP of Finance & Administration, CFO     Greg Tiberend (media)
     215-830-0777 ext. 121                    646-536-7005
     jmurphy@immunicon.com                    gtiberend@theruthgroup.com

                                              John Quirk (investors)
                                              646-536-7029
                                              jquirk@theruthgroup.com

SOURCE  Immunicon Corporation
    -0-                             08/18/2004
    /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO, Immunicon Corporation, +1-215-830-0777, ext. 121, jmurphy@immunicon.com; or Media, Greg Tiberend, +1-646-536-7005, gtiberend@theruthgroup.com, or Investors, John Quirk, +1-646-536-7029, jquirk@theruthgroup.com, both of The Ruth Group, for Immunicon Corporation/
    /Web:  http://www.immunicon.com /
    (IMMC)

CO:  Immunicon Corporation
ST:  Pennsylvania
IN:  MTC HEA
SU:  SVY WOM